Exhibit 10.1

January 30, 2018

VIA EMAIL

Omagine, Inc.

136 Madison Avenue, 5th Floor

New York, NY 10016

Attn: Charles Kuczynski, CEO

Email: charles.kuczynski@omagine.com

Copy to:

Sichenzia Ross Ference Kesner LLP
1185 Avenue of Americas, 37th Floor
New York, NY 10036

T:212-930-9700

E: info@srff.com

Re:	12% Convertible Note issued by Omagine, Inc., a Delaware corporation (“Company”), to EMA Financial, LLC, a Delaware limited liability company (“EMA”), on or about September 28, 2017 in the original principal amount of $55,000.00 (“Note”), pursuant to that certain Securities Purchase Agreement dated as of such date between the Company and EMA (“Purchase Agreement”); initially capitalized terms used herein and not otherwise defined have the meaning set forth the Note or, Purchase Agreement as the case may be.

Dear Mr. Kuczynski,

In connection with the above referenced Purchase Agreement and Note, we hereby notify you that an Event of Default has occurred and is continuing under the Note due to, among other things, the Company’s failure to reserve a sufficient number of shares of Common Stock in accordance with the terms of the Note and Purchase Agreement, the Company’s breach of covenants and breach of representations and warranties. EMA hereby elects and requires the Company to redeem the Note for cash at the amount specified in Article III of the Note, which is a minimum of $1,868,312.82 Demand is hereby made that the Company remit such amount to EMA immediately.

Note that the above-referenced defaults are in addition to any other breaches and defaults by the Company that may exist under the Note, Purchase Agreement, and/or any other document entered into in connection therewith. Note further that Default Interest has accrued and continues to accrue under the Note at 24% per annum since the inception of the Event of Default.

Please be advised that this letter shall not in any way waive or prejudice any of the rights of EMA or obligations of the Company under the Note, Purchase Agreement, or any other document, or under law, in equity or otherwise, and shall not constitute a waiver of any provision of the Note, Purchase Agreement, or any other document. Without limiting the foregoing, nothing contained herein, nor the omission to state herein additional breaches, failures or misrepresentations by the Company, shall imply that the Company is not in breach or default under, or has not made misrepresentations under, any provision of the Note, Purchase Agreement, or any other document, nor prejudice EMA in any way, and EMA reserves the right to assert any additional and/or further breaches, defaults and/or misrepresentations under the Note, Purchase Agreement, and other documents and the transactions contemplated thereby and take any and all actions under law, in equity or otherwise in connection therewith.

Sincerely,

EMA Financial, LLC